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                                   EXHIBIT 99


                      INKINE PHARMACEUTICAL COMPANY, INC.(1)

                       1997 CONSULTANT STOCK OPTION PLAN.

         1. Purpose of Plan. The InKine Pharmaceutical Company, Inc. 1997 Consultant Stock Option Plan (the "Plan") is intended as an incentive to attract and retain persons of training, experience and ability as consultants and advisors to InKine Pharmaceutical Company, Inc. (the "Company") and its subsidiaries, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.

         2. Administration of Plan. The Board of Directors of the Company (the "Board") or a Stock Option Committee (the "Committee") appointed and maintained by the Board shall have the power to administer the Plan. The Committee shall consist of at least two members who shall serve at the pleasure of the Board. The Board or the Committee shall have full power and authority: (i) to designate participants; (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture;
(iii) to accelerate the right of an optionee to exercise in whole or in part any previously granted Option; and (iv) to interpret the provisions and supervise the administration of the Plan.

         The Board or the Committee shall also have the authority to grant Options in its discretion to the holder of an outstanding Option, in addition to or in exchange for the surrender and cancellation of the outstanding Option, which additional or new Option may have a purchase price lower than provided in the outstanding Option and containing such other terms and conditions as the Board or the Committee may prescribe in accordance with the provisions of the Plan and as agreed to by the Optionee.

         All decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by a majority of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

         Each member of the Board or Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as director or otherwise under the by-laws of the Company, any agreement, vote of stockholders or disinterested directors, or otherwise.


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(1)      On November 6, 1997, the Corporation's name was changed from Panax
         Pharmaceutical Company Ltd. to InKine Pharmaceutical Company, Inc.


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         3. Designation of Participants. The persons eligible for participation in the Plan as recipients of Options shall include only consultants and advisors to the Company or any of its subsidiaries; and provided that eligible consultants and advisors shall be only those who render bona fide services to the Company or any subsidiary, which services may not be in connection with the offer or sale of securities in a capital-raising transaction. Employees of the Company are not eligible to participate in the Plan.

         4. Stock Reserved for Plan. Subject to adjustment as provided in paragraph 6 hereof, a total of 2,500,000 shares of the Common Stock, $0.0001 par value, of the Company ("Stock") shall be subject to the Plan. The Stock subject td the Plan shall consist of unissued shares, and such number of shares shall be, and hereby is, reserved for sale for such purpose. Any of such Stock which may remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Stock theretofore subject to such Option may again be subjected to an Option under the Plan.

         5. Option Price.

                  (a) The purchase price of each share subject to an Option shall be determined by the Board of Directors but shall not be less than the par value of the shares.

                  (b) The option price shall be payable upon the exercise of the Option in cash, by check, or, at the option of the Board or the Committee or as otherwise permitted by the Option Agreement, shares of the Company's stock (valued at their Fair Market Value) or other form or value satisfactory to the Board or the Committee.

                  (c) Fair Market Value on the date of the exercise shall be:

                           (i) If the shares of Common Stock are listed or
admitted for on a national securities exchange or if not listed or trading on an exchange, on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the closing sales price of shares of the Common Stock on such date; or

                           (ii) If no sales have been effected on such date, the
average of the closing sale prices on the most recent three trading days preceding the date of exercise on the national securities exchange on which it is listed or admitted or on NASDAQ if not listed or admitted on an exchange or, if no such sales were effected on any of such markets during such three trading days, the Fair Market Value shall be the mean between the high bid and low asked prices on the exchange or NASDAQ on the date of exercise, as the case may be; or

                           (iii) If the shares are traded in the
over-the-counter market and not listed or admitted on NASDAQ, the mean between the high bid and low asked prices as quoted on the date of exercise on the Over-The-Counter Bulletin Board by the National Association of Securities Dealer Inc. or, if no bid prices are quoted on such date, the next preceding date to the date of grant for which a bid price is quoted.

                  (d) The proceeds of the sale of the Stock subject to an Option are to be added to the general funds of the Company and used for its corporate purposes.


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         6. Adjustments.

                  (a) In the case of any reorganization of the Company or reclassification or recapitalization of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value,, or from no par value to par value, or as a result of a subdivision of combination) or in the case of any consolidation of the Company with, or merger of the Company into another corporation, or in the case of any sale, lease, transfer or conveyance of all, or substantially all, of the assets of the Company, then, as a part of such reorganization, reclassification, recapitalization, consolidation, merger, sale, lease, transfer or conveyance, provision shall be made so that the Optionee shall thereafter be entitled to receive upon exercise hereof the number of shares of stock, warrants, or other securities, property or other assets of the Company, or of the successor corporation resulting from such reorganization, reclassification, recapitalization, consolidation, merger, sale, lease, transfer or conveyance, to which a holder of that number of shares of Stock deliverable upon the exercise of Options previously granted hereunder would be entitled on such reorganization, reclassification, recapitalization, consolidation, merger, sale, lease, transfer or conveyance as if such Options had been exercised in full immediately prior to the effectiveness of such reorganization, reclassification, recapitalization, consolidation, merger, sale, lease, transfer or conveyance, subject to further adjustment as provided for in such Option agreements; provided, however, that any unexercised Options may be exercised in full by the Optionees at any time prior to the effective date of any such reorganization, reclassification, recapitalization, consolidation, merger, sale, lease, transfer or conveyance, by giving written notice to the Company.

                  (b) In case, prior to the expiration of the Options by exercise or by their terms, the Company shall at any time make any distribution of its assets to holders of its Common Stock as a liquidating or partial liquidating dividend by way of return of capital or otherwise (other than as either a cash dividend payable out of any surplus legally available for the payment of dividends under the laws of the State of New York or as a stock dividend) or the Company is dissolved, then upon receipt of any Stock upon exercise of such Option after the date of record for the determination of holders of Common Stock entitled to such distribution of assets, the Optionee shall also be entitled to receive, in addition to the Stock, the amount of such assets or dividend which the Optionee would have received had it been the holder of record on the record date for the determination of those entitled to such distribution of such assets, provided that any unexercised Options may be exercised in full by the Optionee at any time prior to the effective date of any such liquidating dividend or dissolution by giving written notice to the Company.

                  (c) If the outstanding shares of Common Stock shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, extraordinary dividend payable in stock of a corporation other than the Company, or otherwise in cash, or any like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Stock subject to this Plan and subject to any outstanding Options theretofore granted, and the option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares of Stock without changing the aggregate option price; provided, however, that no adjustment shall be made by reason of the distribution of a subscription right on outstanding stock.

                  (d) The Board of Directors or the Committee may provide in the Option Agreement for other adjustments.


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         7. Term and Exercise of Options.

                  (a) The Option Agreement evidencing the Option shall set forth the terms of the Option, including the period during which it must be exercised, except that no qualifies as an "incentive stock option" under the applicable provision of the Internal Revenue Code (the "Code") may be exercisable after the period, if any, prescribed in the Code.

                  (b) Options granted under the Plan shall not be transferable by optionees other than by will or the laws of descent and distribution, and during an optionee's lifetime shall be exercisable only by that optionee.

                  (c) An Option which is still in force and unexpired on the date of such person's death may be exercised by such person's legal representative in whole or in part during the period designated in the Option Agreement.

                  (d) The holders of options shall not be or have any of the rights or privileges of stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until, following exercise, certificates representing such shares shall have been issued by the Company to such holders.

                  (e) Any form of Option Agreement authorized by the Plan may contain such other provisions as the Board or the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Board or the Committee may, with the consent of the optionee, from time to time cancel all or any portion of any Option then subject to exercise, and the Company's obligation in respect of such Option may be discharged by (i) payment to the optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Stock at the date of such cancellation subject to the portion of the Option so canceled over the aggregate exercise price of such shares, (ii) the issuance or transfer to the optionee of shares of Stock with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Board or the Committee in its sole discretion.

                  (f) Options shall be exercised by the optionee by giving written notice to the Company, which exercise shall be effective upon receipt of such notice by the Secretary of the Company at its principal office or as otherwise provided in the Option Agreement. The notice shall specify the number of shares with respect to which the Option is being exercised.

         8. Purchase for Investment. Unless shares of Stock covered by the plan have been registered under the Securities Act of 1933, as amended (the "1933 Act"), or the Company has determined that such registration is, unnecessary, each person exercising an Option under the Plan may be required by the Company to give a representation in writing that such person is acquiring such shares for his or her own account, for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company reserves the right appropriately to legend certificates evidencing the shares of Stock issuable upon exercise, that the such Stock may not be sold or transferred until they are registered under the 1933 Act or transferred in a transaction exempt from registration thereunder and to place stop transfer orders on their records as to such shares.

         9. Termination of Plan. The Plan shall be effective as of February 14,1997 and shall terminate on a date 10 years thereafter. The termination of the Plan shall not affect any Option previously granted under the Plan.


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         10. Amendments. The Board may amend or alter the Plan, except that no amendment or alteration shall be made which would impair the rights of the holder of any Option theretofore granted without his consent, and except that no amendment or alteration shall be made which, without the approval of the stockholders of the Company, would increase the total number of shares reserved for the purposes of the Plan, except as is provided in Section 6.

         11. Government Regulations. The Plan, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares or cash under such Options, shall be subject to all applicable laws, rules, and regulations, including the registration of the shares under the 1933 Act, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         12. Governing Law. This Plan shall be deemed made in the State of New York and shall be governed by and construed and enforced in accordance with the laws of such State applicable to contracts made and to be performed in such State, without giving effect to the principles of conflict of laws.


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